Filed pursuant to Rule
424(b)(3)
File
No. 333-280139
HPS CORPORATE LENDING FUND
SUPPLEMENT NO. 1 DATED JULY 16, 2025
TO THE PROSPECTUS DATED APRIL 24, 2025
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of HPS Corporate Lending Fund (“we,” “our,” or the “Fund”), dated April 24, 2025 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to update the Prospectus.
The following updates to the Prospectus are effective immediately:
All references to Grishma Parekh as a “Trustee” or “Interested Trustee” of the Fund are deleted in their entirety. Ms. Parekh continues to serve as President of the Fund, a member of the Investment Committee of the Fund and in her existing role at HPS and the Adviser.
The following replaces the third paragraph under the “Prospectus Summary—Who are the Adviser and HPS Investment Partners, LLC?” section of the Prospectus:
On July 1, 2025, BlackRock, Inc. (“BlackRock”) acquired the business and assets of HPS, with 100% of consideration paid in BlackRock equity (the “HPS/BlackRock Transaction”). The HPS/BlackRock Transaction brings together BlackRock’s corporate and asset owner relationships with HPS’s diversified origination and capital flexibility and creates an integrated private credit franchise with approximately $280 billion in client assets.
1
BlackRock and HPS have formed a new private financing solutions business unit (“PFS”) led by Scott Kapnick, Scot French, and Michael Patterson. This combined platform is expected to have broad capabilities across senior and junior credit solutions, asset-based finance, real estate, private placements and CLOs. As part of the HPS/BlackRock Transaction, Scott Kapnick, Scot French, and Michael Patterson are joining BlackRock’s Global Executive Committee and Scott Kapnick is being appointed as an observer to the BlackRock Board of Directors. HPS remains responsible for the investment activities of the Fund. See
“Risk Factors—Risks Related to the HPS/BlackRock Transaction—The HPS/BlackRock Transaction.”
for further details.
The following replaces the first and second paragraph under the “Prospectus Summary—How are investments allocated to the Fund?” section of the Prospectus:
HPS provides investment management services to investment funds and client accounts. The Adviser shares any investment and sale opportunities with its, HPS’s and their affiliates’ other clients and us in accordance with

1
As of March 31, 2025. Represents combined AUM of HPS funds and BlackRock funds that form PFS. AUM of heritage HPS private credit funds, related managed accounts and certain other closed-ended liquid credit funds represent capital commitments during such funds’ investment periods and, post such funds’ investment periods, the cost of investment or latest available net asset value (including fund-level leverage but in all cases capped at capital commitments). AUM of liquid credit open-ended funds and related managed accounts other than CLOs represent the latest available net asset value. AUM of CLOs and warehouses represent the par value of collateral assets and cash in the portfolio. AUM of business development companies represents net asset value plus leverage (inclusive of drawn and undrawn amounts) as of the prior month-end.
AUM strategy is assigned at the fund level based on target strategy allocations. The AUM for heritage BlackRock funds is calculated as follows: (i) for evergreen funds, commingled funds and mandates in their investment period: as the sum of fee-paying
and any
non-fee-paying
client commitments, and the maximum permissible leverage for any levered vehicles; (ii) for commingled funds and mandates in runoff: as the aggregate of each fund’s net asset value, any unfunded commitments to portfolio companies, and drawn leverage as of the reporting date, if any; and (iii) for semi-liquid funds: as the aggregate of each fund’s net asset value. In all cases, AUM is inclusive of internal BlackRock allocations. The AUM figures are presented in US dollars.

applicable law, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), firm-wide allocation policies (any such policy that covers the Adviser, HPS and their affiliates, a “firm-wide” policy), and an exemptive order from the SEC permitting co-investment activities
(as further described below), which generally provide for sharing eligible investments pro rata
 among the eligible participating funds and accounts, subject to certain allocation factors.
As a BDC regulated under the 1940 Act, we are subject to certain limitations relating to co-investments
and joint transactions with affiliates, which, in certain circumstances, limit the Fund’s ability to make investments or enter into transactions alongside other clients. To the extent permitted by the 1940 Act and interpretations of the staff of the SEC, and subject to the allocation policies of HPS and its affiliates, the Adviser may deem it appropriate for us and certain funds and accounts managed and controlled by the Adviser and its affiliates to participate in an investment opportunity. In an order dated May 6, 2025, the SEC granted exemptive relief to affiliates of Blackrock, including the Fund and the Adviser, permitting the Fund, subject to satisfaction of certain conditions, to co-invest
in certain privately negotiated investment transactions with certain affiliates of BlackRock, including the Adviser. Any of these co-investment
opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating funds and/or accounts. To mitigate these conflicts, the Adviser and certain of its affiliates managing other funds and accounts participating in transactions under the order will seek to allocate such transactions for all of the participating investment accounts, including us, on a fair and equitable basis and in accordance with their respective allocation policies. Pursuant to such order, our board of trustees (the “Board” and each member of the Board, a “Trustee”) is required to maintain oversight of our participation in the co-investment
program permitted by such order in the exercise of their reasonable business judgment, and under certain circumstances, such as in the case of non-pro
rata acquisitions and dispositions, or in the case of
pre-existing
investments in an issuer by an affiliate, approve certain
co-investment
transactions. Under the order, the Board is also required to receive certain periodic and ad hoc reporting from our chief compliance officer.
The following replaces the third bullet under the “Prospectus Summary—What are our policies related to conflicts of interests with the Adviser and its affiliates?” section of the Prospectus:
Co-Investment
Transactions
. Affiliates of the Adviser and the Fund have received an exemptive order from the SEC that permits the Fund to co-invest
with certain other persons, including, but not limited to, certain affiliated accounts managed and controlled by the Adviser. Subject to the 1940 Act and the conditions of the co-investment
order issued by the SEC, the Fund may, under certain circumstances, co-invest
with certain affiliated accounts in investments that are suitable for the Fund and one or more of such affiliated accounts. Even though the Fund and any such affiliated account co-invest
in the same securities, any of these
co-investment
opportunities may give rise to conflicts of interest or perceived conflicts of interest among the Fund and the other participating funds and/or accounts. To mitigate these conflicts, the Adviser and its affiliates managing other funds and accounts participating in transactions under the order will seek to allocate such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis and in accordance with their respective allocation policies.
To the extent consistent with applicable law and/or exemptive relief issued to the Fund or its affiliates, in addition to such co-investments,
the Fund, an affiliate and/or an affiliated account may, as part of unrelated transactions, invest in either the same or different tiers of a portfolio company’s capital structure or in an affiliate of such portfolio company. To the extent the Fund holds investments in the same portfolio company or in an affiliate thereof that are different (including with respect to their relative seniority) than those held by an affiliate of the Adviser or an affiliated account, the Adviser may be presented with decisions when the interests of the two co-investors
are in conflict.
The following replaces the “Risk Factors—Risks Relating to the Fund’s Business and Structure—The Fund is Subject to Risks Relating to the Timing of Realization of Investments” section of the Prospectus:
The Fund is Sub
jec
t to Risks Relating to the Timing of Realization of Investments.
The Adviser, in its discretion, may seek to realize the Fund’s investments earlier than originally expected, which may be accomplished through one or more transactions, including, to the extent permitted by applicable law, transactions with another investment fund or account sponsored or managed by the Adviser, HPS or their affiliates (collectively “Other HPS Investors”), which will be for a price equal to the fair value of such investment. The value of such investment, subject to approval by the Board, will be determined by the Adviser and verified by one or more third-party valuation agents. The Adviser may seek such realizations in order to support the Fund’s target risk/return profile with respect to the Fund’s unrealized investments, taking into account such fac
tors as the Fund’s expense ratio relative to such assets and the availability of, or repayment obligations with respect to, any credit f aci
lities.
The following replaces the “Risk Factors—Risks Relating to the Fund’s Business and Structure—The Fund is Subject to Risks Relating to Allocation of Investment Opportunities and Related Conflicts” section of the Prospectus:
The Fund is Subject to Risks Relating to Allocation of Investment Opportunities and Related Conflicts.
The Fund generally is prohibited under the 1940 Act from participating in certain transactions with its affiliates without prior approval of the Independent Trustees and, in some cases, the SEC. Any person that owns, directly or indirectly, 5% or more of the Fund’s outstanding voting securities is an affiliate of the Fund for purposes of the 1940 Act, and the Fund generally is prohibited from buying or selling any security from or to such affiliate, absent the prior approval of the Independent Trustees. The 1940 Act also prohibits certain “joint” transactions with certain of the Fund’s affiliates, which could include investments in the same issuers (whether at the same or different times), without prior approval, in certain cases, of the Independent Trustees and, in certain other cases, the SEC. If a person acquires more than 25% of the Fund’s voting securities, the Fund will be prohibited from buying or selling any security from or to such person or certain of that person’s affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit the Fund’s ability to transact business with the Fund’s officers or Trustees or their affiliates. These prohibitions will affect the manner in which investment opportunities are allocated between the Fund and other funds and accounts managed by HPS or its affiliates. Most importantly, the Fund generally is prohibited from co-investing
with Other HPS Investors or affiliates of the Adviser in loans and financings originated by HPS and/or its affiliates except for pursuant to the co-investment
exemptive relief granted by the SEC which delineates the requirements the Adviser must comply with for the Fund to invest with Other HPS Investors.
Any such
co-investments
are subject to certain conditions, including that the Adviser and its affiliates managing other funds and accounts participating in co-investment
transactions will seek to allocate such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis, in accordance with their respective allocation policies, and the other applicable conditions of the co-investment
exemptive relief. Under the terms of the relief, a “required majority” (as defined in Section 57(o) of the 1940 Act) of our Independent Trustees must reach certain conclusions in connection with certain co-investment
transactions (e.g., in the case of
follow-on
investments in an existing issuer in which affiliates, but not the Fund, have an existing investment, and non-
pro rata
follow-on
investments in, and dispositions of, securities of an existing issuer), including that: (i) the terms of the proposed transaction are reasonable and fair to the Fund and its shareholders and do not involve overreaching in respect of the Fund or its shareholders on the part of any person concerned; and (ii) the transaction is consistent with the interests of the Fund’s shareholders and is consistent with the Fund’s then-current investment objectives and strategies.
As a result of the relief, there could be significant overlap in the Fund’s investment portfolio and the investment portfolios of Other HPS Investors, including, in some cases, proprietary accounts of HPS or its affiliates. Because investments are allocated across multiple Other HPS Investors, the Fund will at times receive a lower allocation to an investment than desired; likewise, the Fund may also be limited in the degree to which it is able to participate in selling opportunities that it may otherwise wish to pursue due to allocations, including non-
pro rata
allocations, to Other HPS Investors.
If the Adviser identifies a
co-investment
opportunity and the Fund is unable to rely on the
co-investment
relief or other
no-action
positions of the SEC staff for that particular
co-investment
opportunity, the Adviser will be required to determine w
hic
h of its and its affiliates’ accounts should make the investment at the potential exclusion of other accounts. In such circumstances, the Adviser will adhere to firm-wide investment allocation policies in order to determine the account to which to allocate investment opportunities. Accordingly, it is possible that the Fund may not be given the opportunity to participate in investments made by other accounts.
The following replaces the “Risk Factors—Risks Related to the HPS/BlackRock Transaction—The HPS/BlackRock Transaction could Create a Conflict of Interest in the Allocation of the Adviser’s Time and Focus” section of the Prospectus:
The HPS/BlackRock Transaction.
 On July 1, 2025, BlackRock acquired 100% of the business and assets of HPS. There is no guarantee that HPS will be able to successfully transition, maintain and continue to build its business as part of BlackRock or that HPS and BlackRock will be able to successfully integrate their business operations. In particular, as with any change in ownership, HPS is subject to substantial risks, including with respect to the long-term retention of key employees, the successful consolidation of corporate, technological and administrative infrastructures and the retention of existing business and operational relationships. It is possible that employees involved in the operation of HPS may not continue on a long-term basis with BlackRock and the operations and business relationships of HPS may be disrupted. The integration of HPS into BlackRock will be a complex, costly and time-consuming process and if HPS experiences difficulties in this process, the anticipated benefits of the HPS/BlackRock Transaction may not be realized fully or at all, or it may take longer to realize than expected, which could have an adverse effect on HPS for an undetermined period. As part of the integration of HPS into BlackRock, HPS will implement various BlackRock policies and procedures, administrative systems and technical applications. Each of these changes may impact the operation of the Fund. While the Adviser will seek to minimize any disruptions, delays or changes to the investor experience as part of the integration, there is no guarantee it will be able to do so. In addition, there can be no assurances that HPS and BlackRock will realize operating efficiencies, synergies and other benefits from the HPS/BlackRock Transaction, and a failure to obtain such synergies may adversely affect the operations of HPS. Some factors related to the integration of the businesses are outside of HPS’s control, and any of them could result in delays, increased costs, decreases in the amount of potential revenues or synergies and diversion of management’s time and energy, which could materially affect HPS’s financial position, results of operations, and cash flows. In the event that the HPS/BlackRock Transaction has an adverse impact on HPS, including for the foregoing reasons, the operations of the Fund may be adversely affected.
BlackRock is one of the largest and most diverse financial institutions in the world. As a result, it currently has, and may in the future have, other business units that compete with HPS or seek investment opportunities that are appropriate for the Fund, and it has policies and procedures that may limit or otherwise impact the operations of HPS and/or the Fund. Further, certain issuers of potential investments for the Fund may prefer to work with a smaller or independent sponsor, which may adversely affect HPS’s ability to attract new investment opportunities for the Fund. Please see “
Conflicts of Interest—BlackRock’s Activities
” below.
HPS believes that investors will benefit from the combination of BlackRock’s and HPS’s capabilities; however, there are certain potential conflicts of interest that will arise as a result of the ownership of HPS by BlackRock. For a discussion of certain risks and conflicts of interest relating to the investment advisory, management and other activities of BlackRock Financial Management, Inc. as well as certain other affiliated registered investment adviser subsidiaries of BlackRock, Inc., please refer to Part 2A of the Form ADV for BlackRock Financial Management, Inc., which limited partners are urged to read and which is available at http://www.adviserinfo.sec.gov/Firm/107105.
As further described in “
Conflicts of Interest—Relationship among the Fund, the Adviser and the Investment Team
” investors should be aware that the Affiliated Group now includes BlackRock (including its subsidiaries and other affiliated entities, funds and accounts).
The following replaces the eleventh paragraph of the “Investment Objective and Strategies” section of the Prospectus:
Subject to the limitations of the 1940 Act, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other funds and accounts sponsored or managed by the Adviser or HPS. We expect to invest in co-investment
transactions with other funds

and accounts sponsored or managed by the Adviser, HPS or their affiliates. See “Regulation—Affiliated Transactions” and “Conflicts of
Interest—Co-Investment
Relief.”
The following replaces the fourth paragraph under the “Investment Objective and Strategies—The Adviser and the Administrator” section of the Prospectus:
On July 1, 2025, BlackRock acquired the business and assets of HPS, with 100% of consideration paid in BlackRock equity. The HPS/BlackRock Transaction brings together BlackRock’s corporate and asset owner relationships with HPS’s diversified origination and capital flexibility and creates an integrated private credit franchise with approximately $280 billion in client assets.
2
BlackRock and HPS have formed a new private financing solutions business unit, PFS, led by Scott Kapnick, Scot French, and Michael Patterson. This combined platform is expected to have broad capabilities across senior and junior credit solutions, asset-based finance, real estate, private placements and CLOs. As part of the HPS/BlackRock Transaction, Scott Kapnick, Scot French, and Michael Patterson are joining BlackRock’s Global Executive Committee and Scott Kapnick is being appointed as an observer to the BlackRock Board of Directors. HPS remains responsible for the investment activities of the Fund.
The following replaces the first two paragraphs of the “Investment Objective and Strategies—Allocation of Investment Opportunities—General” section of the Prospectus:
Our Adviser, HPS and/or their affiliates provide investment management services to registered investment companies, investment funds, client accounts and proprietary accounts that the Adviser, HPS and/or their affiliates may establish.
The Adviser shares any investment and sale opportunities with its, HPS’s and their affiliates’ other clients and us in accordance with the Advisers Act and firm-wide allocation policies. Subject to the Advisers Act and as further set forth in this prospectus, certain other clients of the Adviser or certain clients of HPS and/or their affiliates may receive certain priority or other allocation rights with respect to certain investments, subject to various conditions set forth in such other clients’ respective governing agreements.
The following replaces the “Investment Objective and Strategies—Allocation of Investment
Opportunities—Co-Investment
Relief” section of the Prospectus:
Affiliates of the Adviser and the Fund have received an exemptive order from the SEC that permits us, among other things, to co-invest
with certain other persons, including certain affiliates of the Adviser and certain funds and accounts managed and controlled by the Adviser and its affiliates, subject to certain terms and conditions. Pursuant to such order, we will have the opportunity to participate with other funds or accounts sponsored or managed by the Adviser, HPS or their affiliates in certain co-investment
opportunities. The Adviser and its

2
As of March 31, 2025. Represents combined AUM of HPS funds and BlackRock funds that form PFS. AUM of heritage HPS private credit funds, related managed accounts and certain other closed-ended liquid credit funds represent capital commitments during such funds’ investment periods and, post such funds’ investment periods, the cost of investment or latest available net asset value (including fund-level leverage but in all cases capped at capital commitments). AUM of liquid credit open-ended funds and related managed accounts other than CLOs represent the latest available net asset value. AUM of CLOs and warehouses represent the par value of collateral assets and cash in the portfolio. AUM of business development companies represents net asset value plus leverage (inclusive of drawn and undrawn amounts) as of the prior month-end.
AUM strategy is assigned at the fund level based on target strategy allocations. The AUM for heritage BlackRock funds is calculated as follows: (i) for evergreen funds, commingled funds and mandates in their investment period: as the sum of fee-paying
and any
non-fee-paying
client commitments, and the maximum permissible leverage for any levered vehicles; (ii) for commingled funds and mandates in runoff: as the aggregate of each fund’s net asset value, any unfunded commitments to portfolio companies, and drawn leverage as of the reporting date, if any; and (iii) for semi-liquid funds: as the aggregate of each fund’s net asset value. In all cases, AUM is inclusive of internal BlackRock allocations. The AUM figures are presented in US dollars.

affiliates managing other funds and accounts participating in co-investment
transactions will seek to allocate such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis and in accordance with their respective allocation policies, and the other applicable conditions of the co-investment
exemptive relief. If the Adviser determines that an investment is not appropriate for us, the investment will not be allocated to us. On a quarterly basis, the Adviser will provide the Board with reports or other information requested by the Board related to the Fund’s participation in co-investment
transactions and a summary of related matters, if any, deemed significant that may have arisen during the relevant period.
The following replaces the “Investment Objective and Strategies—Regulation as a BDC—Affiliated Transactions” and “Regulation—Affiliated Transactions” sections of the Prospectus:
Affiliated Transactions
. We may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of our Trustees who are not interested persons and, in some cases, the prior approval of the SEC. Affiliates of the Adviser and the Fund have received an exemptive order from the SEC that permits us, among other things, to co-invest
with certain other persons, including certain affiliates of the Adviser and certain funds and accounts managed and controlled by the Adviser and its affiliates, subject to certain terms and conditions.
The following replaces the first paragraph under the “Management of the Fund—Committees of the Board— Nominating and Governance Committee” section of the Prospectus:
Nominating and Governance Committee.
The nominating and governance committee operates pursuant to a charter approved by our Board. The charter sets forth the responsibilities of the nominating and governance committee, including making nominations for the appointment or election of Independent Trustees. The nominating and governance committee also has principal oversight over the process used to approve certain co-investments
for the Fund. The nominating and governance committee consists of four persons, including Randall Lauer, Robin Melvin, Donna Milia and Robert Van Dore, all of whom are considered independent for purposes of the 1940 Act. Robin Melvin serves as the chair of the Nominating and Governance Committee.
The following replaces the third and fourth paragraphs under the “Investment Advisory Agreement and Administration Agreement—Investment Advisory Agreement” section of the Prospectus:
In connection with the closing of the HPS/BlackRock Transaction, effective July 1, 2025, the Fund’s second amended and restated investment advisory agreement was automatically terminated (the “Prior Advisory Agreement”). Prior thereto, the Board approved a new investment advisory agreement between the Fund and the Adviser (i.e., the Investment Advisory Agreement), subject to shareholder approval. At a special meeting of shareholders on April 16, 2025, shareholders approved the Investment Advisory Agreement between the Fund and the Adviser, which became effective upon the closing of the HPS/BlackRock Transaction.
The following replaces the first paragraph under the “Investment Advisory Agreement and Administration Agreement—Certain Terms of the Investment Advisory Agreement and Administration Agreement” section of the Prospectus:
Each of the Investment Advisory Agreement and the Administration Agreement has been approved by the Board. Unless earlier terminated as described below, the Investment Advisory Agreement will remain in effect for an initial period of two years and the Administration Agreement will remain in effect for an initial one-year
period, and thereafter each will remain in effect from
year-to-year
thereafter if approved annually by a majority of the Board or by the holders of a majority of our outstanding voting securities and, in each case, a majority of the Independent Trustees. We may terminate the Investment Advisory Agreement upon 60 days’ written notice, and the Administration Agreement upon 120 days’ written notice, without payment of any penalty. The decision to terminate either agreement may be made by a majority of the Board or the shareholders holding a majority of our outstanding voting securities, which means the lesser of (1) 67% or more of the voting securities present at a meeting if more than 50% of the outstanding voting securities are present or represented by proxy, or (2) more than 50% of the outstanding voting securities. In addition, without payment of any penalty, the Adviser may terminate the Investment Advisory Agreement upon 120 days’ written notice and the Administrator may terminate the Administration Agreement upon 120 days’ written notice. The Investment Advisory Agreement will automatically terminate in the event of its assignment within the meaning of the 1940 Act and related SEC guidance and interpretations.
The following replaces the first paragraph under the “Investment Advisory Agreement and Administration Agreement—Board Approval of the Investment Advisory Agreement” section of the Prospectus:
Our Board, including our Independent Trustees, approved the Investment Advisory Agreement at a meeting held on January 7, 2025 and shareholders approved the Investment Advisory Agreement at a special meeting of shareholders held on April 16, 2025. In reaching a decision to approve the Investment Advisory Agreement, the Board reviewed a significant amount of information and considered, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to the Fund by the Adviser;

•
the investment performance of the Fund, unaffiliated funds with similar investment objectives, and other funds managed by the Adviser and/or its affiliates with a similar investment objective to the Fund;

•	the expected costs of services to be provided and the anticipated profits to be realized by the Adviser and/or its affiliates from their relationship with the Fund;

•	the possible economies of scale that would be realized due to the Fund’s growth;

•	whether fee levels reflect such economies of scale for the benefit of investors;

•
comparisons of services to be rendered to and fees to be paid by the Fund with the services provided by and the fees paid to other investment advisers with respect to peer funds and the services provided to and the fees paid by other HPS clients; and

•
whether consummation of the HPS/BlackRock Transaction would have any impact on the above considerations. The Board also noted that the Investment Advisory Agreement would retain the existing fee structure under the Prior Advisory Agreement and that no terms would change in the Investment Advisory Agreement other than the date, related updating, and the Fee Provision.

The following replaces the first two paragraphs of the “Conflicts of
Interest—Co-Investment
Transactions” section of the Prospectus:
Co-Investment
Transactions.
To the extent permitted by the 1940 Act and interpretations of the staff of the SEC, and subject to the allocation policies of HPS and its affiliates, including the Adviser, the Adviser may deem it appropriate for the Fund and certain funds and accounts managed and controlled by the Adviser and its affiliates to participate in an investment opportunity. In an order dated May 6, 2024, the SEC granted exemptive relief to affiliates of the Adviser and the Fund permitting the Fund, subject to satisfaction of certain conditions, to co-invest
in certain privately negotiated investment transactions with certain affiliates of the Adviser and the Fund. Any of these co-investment
opportunities may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating funds and/or accounts. To mitigate these conflicts, the Adviser and its affiliates managing other funds and accounts participating in transactions under the order will seek to allocate such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis and in accordance with their respective allocation policies. The Board has reviewed, and may from time to time in the future, review the allocation policies and procedures of the Adviser. In addition, pursuant to such order, the Board is required to maintain oversight of our participation in the co-investment
program permitted by such order in the exercise of the Board’s reasonable business judgment, and under certain circumstances, such as in the case of non-
pro rata
acquisitions and dispositions, or in the case of
pre-existing
investments in an issuer by an affiliate, approve certain
co-investment
transactions.
The following is added immediately following the “Conflicts of
Interest—Co-Investment
Transactions” section of the Prospectus:
BlackRock’s Activities
. As described in “
Risk Factors—Risks Related to the HPS/BlackRock Transaction—The HPS/BlackRock Transaction
”, BlackRock is one of the largest and most diverse financial institutions in the world. As a global provider of investment management, risk management and advisory services to institutional and retail clients, BlackRock engages in a broad spectrum of activities, including sponsoring and managing a variety of public and private investment funds, funds of funds and separate accounts across fixed income, cash management, equity, multi-asset, alternative investment and real estate strategies, providing discretionary and non-discretionary
financial advisory services, providing enterprise trading systems, risk analytics, investment accounting and trading support services and engaging in certain broker-dealer activities, transition management services, mortgage servicing and other activities. BlackRock acts as, among other things, an investment manager, investment adviser, broker-dealer and, under certain circumstances, an index provider.
BlackRock has direct and indirect interests in the global fixed income, currency, commodity, equity, and other markets in which BlackRock clients invest. As a result, BlackRock and its directors, managers, members, officers, and employees (collectively, the “BlackRock Group”), including those involved in the management, operation and sale of BlackRock’s services and products, are engaged in activities and have interests other than that of managing the assets of BlackRock clients. Given that the BlackRock Group invests (directly and indirectly) in the full breadth of available investment securities and markets, these other activities and interests of the BlackRock Group may include multiple advisory, transactional, financial, and other interests in securities, instruments, and companies that are purchased or sold (directly or indirectly) by or on behalf of BlackRock clients by BlackRock and other persons.
As a result of the various activities and interests of the BlackRock Group, BlackRock clients could have multiple business relationships with members of the BlackRock Group and BlackRock investment advisers will, on behalf of their clients, invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which the BlackRock Group performs, or seeks to perform, risk management, investment system outsourcing, financing, investment banking, lending, loan servicing, or other services. Although the relationships and activities of the BlackRock Group tend to offer attractive opportunities and services to BlackRock clients, such relationships and activities may under certain circumstances give rise to potential conflicts of interest between or among the BlackRock Group and BlackRock clients or have other potentially negative effects on BlackRock clients. Additionally, the complexity and changing nature of the BlackRock Group’s business activity, affiliations and opportunities, as well as legislative and regulatory developments, may create other or different potential conflicts that arise in the future or that are not identified herein.
In addition, as a consequence of HPS’s status as a subsidiary of a public company, the officers, managers and personnel of HPS may be asked to take into account certain considerations and other factors in connection with the management of the business and affairs of BlackRock that would not necessarily be taken into account if HPS were not a subsidiary of a public company, including BlackRock’s need, as a public company, to generate value and returns for its shareholders. In addition, the Fund may be adversely affected if BlackRock were to experience a credit rating downgrade or other material financial distress.
As a consequence of the HPS/BlackRock Transaction, many of the potential conflicts of interest described herein with respect to the Fund in relation to HPS and the Affiliated Group apply in a substantially similar manner with respect to the Fund in relation to BlackRock and its related investment advisors and investment funds, clients and portfolio companies, which could have interests that conflict with those of the Fund. For example, BlackRock, its affiliates and its investment funds or accounts may make investments otherwise suitable for the Fund, and BlackRock is under no obligation to allocate any portion of such investment opportunities to the Fund, which could result in the Fund not participating in certain opportunities (in whole or in part) or participating in a different manner than would otherwise have been the case, which could, in turn, have an adverse effect on the Fund’s performance. It is also possible that BlackRock clients or portfolio companies, on the one hand, and the Fund or its portfolio companies, on the other hand, could compete for investment or business opportunities and could invest in different levels of the same company’s capital structure, which could lead to conflicts of interest. More generally, BlackRock may give advice to its clients or portfolio companies that may cause them to take actions adverse to the Fund (and vice versa).
The Adviser may not have access to information and personnel of BlackRock, including as a result of informational barriers constructed between different investment teams and groups within BlackRock focusing on alternative investments and otherwise. Therefore, the Adviser may not be able to manage the Fund with the benefit of information held by one or more other investment teams and groups within BlackRock. However, although it is under no obligation to do so, if it is permitted to do so, the Adviser may consult with personnel on other investment teams and in other groups within BlackRock, or with persons unaffiliated with BlackRock, or may form investment policy committees composed of such personnel, and in certain circumstances, personnel of affiliates of the Adviser may have input into, or make determinations regarding, portfolio management transactions for the Fund, and may receive information regarding the Adviser’s proposed investment activities for the Fund that generally is not available to the public. There will be no obligation on the part of such persons to make available for use by the Fund any information or strategies known to them or developed in connection with their own client, proprietary or other activities. In addition, BlackRock will be under no obligation to make available any research or analysis prior to its public dissemination.
The Adviser makes decisions for the Fund based on the Fund’s investment program. The Adviser from time to time may have access to certain fundamental analysis, research and proprietary technical models developed by BlackRock and its personnel. There will be no obligation on the part of BlackRock to make available for use by the Fund, or to effect transactions on behalf of the Fund on the basis of, any such information, strategies, analyses or models known to them or developed in connection with their own proprietary or other activities. In certain cases, such personnel will be prohibited from disclosing or using such information for their own benefit or for the benefit of any other person, including the Fund and other BlackRock clients. In other cases, fundamental analyses, research and proprietary models developed internally may be used by various BlackRock entities and their personnel on behalf of different BlackRock clients, which could, subject to the conditions of the co-investment
exemptive order, result in purchase or sale transactions in the same security at different times (and could potentially result in certain transactions being made by one portfolio manager on behalf of certain BlackRock clients before similar transactions are made by a different portfolio manager on behalf of other BlackRock clients), or could also result in different purchase and sale transactions being made with respect to the same security. The Adviser may also effect transactions for the Fund that differ from fundamental analysis, research or proprietary models issued by BlackRock. The foregoing transactions may negatively impact the Fund and their direct and indirect investments through market movements or by decreasing the pool of available securities or liquidity, which effects can be more pronounced in thinly traded securities and less liquid markets.
Subject to the Fund’s governing documents and applicable laws, the Fund may invest, on a temporary basis, in short-term, high-grade assets or other cash management products, including
SEC-registered
investment funds
(open-end
or
closed-end)
or unregistered funds, including any such funds that are sponsored, managed or serviced by advisory BlackRock entities. In connection with any of these investments, subject to the Fund’s governing documents and applicable laws, the Fund will bear all fees pertaining to the investment, including advisory, administrative or
12b-1
fees, and no portion of any fees otherwise payable by the Fund will be offset against fees payable in accordance with any of these investments. In these circumstances, as well as in other circumstances in which any BlackRock entities receive any fees or other compensation in any form relating to the provision of services, subject to the Fund’s governing documents and applicable laws, no accounting, repayment to the Fund or offset of the management fee will be required.
Subject to applicable laws, the Fund may invest in, or may wish to invest in an entity with which BlackRock has a relationship. BlackRock has relationships with, and represents, entities that may have invested in or may wish to invest in companies in which the Fund invests. In addition, BlackRock may represent, or may provide acquisition financing to, a client competing with the Fund for an investment in a company. In providing services to its clients, BlackRock may recommend activities that would compete with or otherwise adversely affect the Fund or the Fund’s investments. Prospective investors should be aware that under certain circumstances, identified actual or potential conflicts of interest for the Fund that arise from BlackRock’s relationships may preclude the Fund from engaging in certain transactions and may constrain the Fund’s investment flexibility.
BlackRock, its affiliates and its investment funds or accounts may in the future invest in, or already hold an investment in, certain portfolio companies in which the Fund invests. In addition, BlackRock may provide financial, consulting, investment banking and other services to HPS or the portfolio companies in which the Fund invests, and may receive compensation for such services. Any investment proceeds, fees or other compensation received by BlackRock in connection with such activities will not be shared with the Fund or any investors in the Fund.

BlackRock may derive ancillary benefits from providing services to the Fund, and providing such services to the Fund may enhance BlackRock’s relationships with various parties, facilitate additional business development and enable BlackRock to obtain additional business and generate additional revenue. In addition, BlackRock may derive ancillary benefits from certain decisions made by the Adviser. While the Adviser will make decisions for the Fund in accordance with its obligations to manage the Fund appropriately (including investments relating to investments and selection of service providers), any fees, allocations, compensation and other benefits to BlackRock may be greater as a result of such decisions made by the Adviser for the Fund than they would have been had other decisions been made which also might have been appropriate for the Fund.